Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-269294) on Form S-4 of First Community Bankshares, Inc. of our reports dated February 22, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of First Community Bankshares, Inc., appearing in the Annual Report on Form 10-K of First Community Bankshares, Inc. for the year ended December 31, 2022.

We also consent to the reference to our firm under the heading "Experts" in this Registration Statement.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

February 22, 2023